Exhibit 4.12

SIXTH SUPPLEMENTAL INDENTURE

dated as of July 25, 2024

among

Hologic, Inc.,

The Subsidiary Guarantor Party Hereto

and

Computershare Trust Company, N.A.,
as Trustee

4.625% Senior Notes due 2028

This SIXTH SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), entered into as of July 25, 2024, among Hologic, Inc., a Delaware corporation (the "Company"), Hologic Capital Holdings, Inc., a Delaware corporation (the "New Guarantor"), and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the "Trustee").
RECITALS
WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of January 19, 2018 (as supplemented by the First Supplemental Indenture dated as of May 8, 2018, the Second Supplemental Indenture dated as of November 9, 2018, the Third Supplemental Indenture dated as of January 8, 2019, the Fourth Supplemental Indenture dated as of March 14, 2019, and the Fifth Supplemental Indenture dated as of May 18, 2021, the "Indenture"), relating to the Company’s 4.625% Senior Notes due 2028 (the "Notes");
WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause its Restricted Subsidiaries to provide Guarantees in certain circumstances;
WHEREAS, on July 11, 2024, the New Guarantor entered into a Guarantee of the Senior Secured Credit Facilities;
WHEREAS, pursuant to Section 4.10 of the Indenture, if any Wholly Owned Subsidiary (other than a Receivables Entity or an Excluded Disregarded Entity) that is a Restricted Subsidiary (other than a Subsidiary Guarantor, a Receivables Entity, an Excluded Disregarded Entity or an Unrestricted Subsidiary) provides a guarantee of the Senior Secured Credit Facilities, then, within 60 days after such Restricted Subsidiary provides such guarantee, such Restricted Subsidiary will execute a Supplemental Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary;
WHEREAS, in order to comply with Section 4.10 of the Indenture, the New Guarantor is required to become a Subsidiary Guarantor under the Indenture; and
WHEREAS, the New Guarantor has agreed to become a Subsidiary Guarantor under the Indenture, and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. The New Guarantor, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 10 thereof.
Section 3. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL

INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
EACH OF THE COMPANY, THE NEW GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 4. This Supplemental Indenture may be signed in various counterparts that together will constitute one and the same instrument and shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.
Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.
Section 6. Except as expressly modified by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with its terms, provisions, and conditions thereof. Reference to this Supplemental Indenture need not be made in the Indenture or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Indenture, any reference in any of such items to the Indenture being sufficient to refer to the Indenture as amended hereby.
Section 7. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Subsidiary Guarantee of the New Guarantor or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Guarantor. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

HOLOGIC, INC., as Issuer
By:	/s/ Sarah A. Rana
	Name:	Sarah A. Rana
	Title:	Vice President, Global Tax and Treasurer

HOLOGIC CAPITAL HOLDINGS, INC.
By:	/s/ Sarah A. Rana
	Name:	Sarah A. Rana
	Title:	Vice President and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee
By:	/s/ Chriss Reichow
	Name:	Chriss Reichow
	Title:	Assistant Vice President

[Sixth Supplemental Indenture (4.625% Senior Notes due 2028)]